Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-226413
July 30, 2018

VirnetX Files to Replace Expiring Universal Registration Statement

ZEPHYR COVE, NV, (July 30, 2018) – VirnetX Holding Corporation (NYSE AMERICAN: VHC), a leader in Internet communication security software and technology, announced today that it has filed a universal shelf registration statement on Form S-3 with the Securities and Exchange Commission (SEC), which is intended to replace its current Form S-3 registration statement expiring on September 2, 2018.

VirnetX’s current Form S-3 registration statement was declared effective on September 2, 2015.  As of July 17, 2018, the company has used approximately 40% of the total $100 million value of securities subject to the current Form S-3 registration statement. The remaining amount subject to the current registration statement may not be used after September 2, 2018.  The new registration statement, when declared effective by the SEC, will allow the company to offer up to $100 million of securities.

“The new registration statement will allow us to continue to access the capital markets in order to fund the company to achieve our strategic objectives,” said Kendall Larsen, VirnetX CEO and President.  “It is both prudent and fiscally responsible to have financing options open to the company and we expect that refreshing this universal registration statement will allow us to raise funds if necessary.”

VirnetX has filed a registration statement (including a prospectus) with the SEC which has not yet been declared effective.  The securities subject to the registration statement may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offer of these securities will be made solely by means of the prospectus included in the registration statement and any applicable prospectus supplement that may be issued with respect to such offering.  Before you invest, you should read the prospectus (including any prospectus supplement thereto) in the registration statement and other documents the VirnetX has filed with the SEC for more complete information about VirnetX and the offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, VirnetX will arrange to send you the prospectus if you request it by calling (775) 548-1785

About VirnetX

VirnetX Holding Corporation is an Internet security software and technology company with patented technology for secure communications including 4G LTE security. The Company’s software and technology solutions, including its secure domain name registry and Gabriel Connection Technology™, are designed to facilitate secure communications and to create a secure environment for real-time communication applications such as instant messaging, VoIP, smart phones, eReaders and video conferencing. The Company’s patent portfolio includes over 115 U.S. and international patents and over 50 pending applications. For more information, please visit www.virnetx.com

Forward Looking Statements

Statements in this press release that are not statements of historical or current fact, including statements regarding the effectiveness of the Form S-3 and VirnetX’s ability to raise capital, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based on expectations, estimates and projections about the markets in which the Company operates, management’s beliefs, and certain assumptions made by management and involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements, including but not limited to (1) the outcome of any legal proceedings that have been or may be initiated by the Company or that may be initiated against the Company, including pending and future inter partes review proceedings in the Patent and Trademark Office and appeals therefrom; (2) the ability to capitalize on the Company’s patent portfolio and generate licensing fees and revenues; (3) the ability of the Company to be successful in entering into licensing relationships with its targeted customers on commercially acceptable terms; (4) potential challenges to the validity of the Company’s patents underlying its licensing opportunities; (5) the ability of the Company to achieve widespread customer adoption of the Company’s Gabriel Communication Technology™ and its secure domain name registry; (6) the level of adoption of the 3GPP Series 33 security specifications; (7) whether or not the Company’s patents or patent applications may be determined to be or become essential to any standards or specifications in the 3GPP LTE, SAE project or otherwise; (8) the extent to which specifications relating to any of the Company’s patents or patent applications may be adopted as a final standard, if at all; (9) VirnetX’s ability to have the Form S-3 declared effective by the SEC and the timing thereof; (10) the status of the capital markets and investor demand; and (11) the possibility that Company may be adversely affected by other economic, business, and/or competitive factors.  In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates,” or “plans” to be uncertain and forward-looking.  The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including those under the heading “Risk Factors” in Company’s Quarterly Report on Form 10-K filed with the SEC on May 10, 2018.  Many of the factors that will determine the outcome of the subject matter of this press release are beyond the Company’s ability to control or predict.  Except as required by law, the Company is under no duty to update any of the forward-looking statements after the date of this press release to conform to actual results.

Contact:

VirnetX Holding Corporation
Investor Relations
775.548.1785
ir@virnetx.com

VirnetX, Gabriel Collaboration Suite, Gabriel Secure Communications Platform and GABRIEL Connection Technology are trademarks of VirnetX Holding Corporation. Other company and product names may be trademarks of their respective owners.